Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul Maier	Rachel Kennedy
CFO	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES FOR ITS

GENETIC ANALYSIS BUSINESS SEGMENT

Jefferies LLC Engaged as Financial Advisor

SAN DIEGO, Calif. – Sept. 23, 2013 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative diagnostic testing and genetic analysis solutions, today announced that its Board of Directors has authorized a review of potential strategic alternatives for its Genetic Analysis business segment. The review will include evaluation of a full range of potential strategic alternatives for the Genetic Analysis business segment. Sequenom has retained Jefferies LLC as its financial advisor to assist in the evaluation of alternatives.

Sequenom has not made a decision to enter into any transaction at this time, and there can be no assurance that Sequenom will enter into such a transaction in the future. The Company does not plan to disclose or comment on developments regarding the strategic alternatives review process until further disclosure is deemed appropriate.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the future outcome of Sequenom’s review of potential strategic alternatives for its Genetic Analysis business segment, the potential for Sequenom’s entry into a transaction, and Sequenom’s plans regarding disclosure or comment on developments regarding the strategic alternatives review process, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks detailed from time to time in Sequenom’s most recently filed Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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